Exhibit 99.1

From: Margaret Stanfield

April 29, 2003

We Energies, EPA announce agreement to further improve air quality

Emissions will go down more than 65 percent over the next 10 years

MILWAUKEE - We Energies, the Environmental Protection Agency (EPA) and the U.S. Department of Justice today announced a historic $600 million agreement that will improve air quality by lowering emissions in southeast Wisconsin and across the entire We Energies generation system.

"This is the latest in a series of steps our company has taken to improve air quality," said Kristine Krause, Wisconsin Energy vice president - environmental. "Last September, we signed an agreement with the Wisconsin Department of Natural Resources that cut emissions across our system by 50 percent over a ten-year period. This agreement will take those actions even further."

We Energies approached the EPA in January 2003 to discuss issues surrounding maintenance activities at We Energies' generating units and Pgoals for achieving emission reductions. The company maintains that it has been, and remains in compliance with the Clean Air Act. However, While there was no enforcement action taken by any agency, ambiguity in these regulations hashas made it challenging to plan routine maintenance at power plants. The agreement will eliminate this ambiguity.

"Our power plants operate under strict environmental standards, rules and regulations. We believe it is important to resolve these issues by investing our resources in environmental improvement rather than protracted litigation," said Krause.

Reductions will be achieved by installing best available control technologies on the company's largest coal-fueled generating units. These actions include:

  Installation of selective catalytic reduction units to remove at least 93 percent of the sulfur dioxide emissions at the Pleasant Prairie and Oak Creek Power Plants.
  Installation of equipment to reduce nitrogen oxide at the Pleasant Prairie and Oak Creek Power Plants to levels achieved by newly constructed units.

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We Energies

In lieu of installing controls, the agreement will allow the company to retire some units. This option is being considered for Presque Isle Units one through four and Oak Creek Units five and six.

As a result of the agreement, system-wide sulfur dioxide emissions at the company's coal-fueled units in Wisconsin and Michigan will be reduced by approximately 68 percent below 2000 levels and total nitrogen oxide emissions will be reduced by approximately 65 percent.

Mercury emissions, as a result of this agreement and We Energies' commitments under the Multi Emission Cooperative Agreement (MECA) with the Wisconsin Department of Natural Resources, will be reduced by approximately 55 percent below 2000 levels. The agreement includes the addition of a baghouse on Presque Isle Units seven through nine designed to remove mercury emissions. This is part of a research project that is being done in partnership with the Department of Energy, and is intended to advance the understanding of how to effectively reduce mercury emissions from power plants burning low sulfur coals.

We Energies will also pay a $3.2 million civil forfeiture and retire sulfur dioxide allowances created when the emission reductions take place. It is anticipated that, starting in 2008, more than 160,000 tons of sulfur dioxide allowances will be retired over a twelve year period.

The majority of the sulfur dioxide (98 percent) and nitrogen oxide (85 percent) emissions reductions will occur in southeast Wisconsin. These significant reductions will facilitate the state of Wisconsin achieving attainment with the new eight-hour ozone and fine particulate standards. Michigan also benefits from these reductions due to the nature of regional air transport. The reduction should help the western counties in Michigan along Lake Michigan achieve the eight-hour ozone standard.

The expenditures as a result of the agreement are consistent with the dollars identified under the company's MECA agreement and Power the Future plan.

We Energies, the principal utility business of Wisconsin Energy Corp. (NYSE: WEC), serves more than one million electric customers and more than 970,000 natural gas customers throughout Wisconsin and Michigan's Upper Peninsula. Visit the company's Web site at www.we-energies.com. Learn about Wisconsin Energy Corp. by visiting www.WisconsinEnergy.com

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